                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                E.PIPHANY, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, MAY 31, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of E.piphany, Inc., a Delaware corporation, will be held on Wednesday, May 31, 2000 at 10:00 a.m., local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes:

          1. To elect two Class I directors to serve for a term of three years and until their successors are duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as E.piphany's independent auditors for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 14, 2000 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Roger S. Siboni
                                          President, Chief Executive Officer and
                                          Chairman of the Board

San Mateo, California
April 25, 2000

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of E.piphany, Inc. for use at the Annual Meeting of Stockholders to be held Wednesday, May 31, 2000, at 10:00 a.m., local time, or at any and all continuations or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065. The telephone number at that location is (650) 598-9000. E.piphany's headquarters are located at 1900 South Norfolk Street, Suite 310, San Mateo, California 94403 and the telephone number is (650) 356-3800.

     These proxy solicitation materials were mailed on or about May 2, 2000 to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are:

     - to elect two Class I directors to serve for a term of three years and until their successors are duly elected and qualified

     - to ratify the appointment of Arthur Andersen LLP as E.piphany's independent auditors for the fiscal year ending December 31, 2000, and

     - to transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

RECORD DATE AND SHARES OUTSTANDING

     Stockholders of record at the close of business on April 14, 2000 (the "Record Date") are entitled to notice of, and to vote at the Annual Meeting. At the Record Date, 32,444,364 shares of E.piphany's Common Stock were issued and outstanding. For information regarding security ownership by management and 5% stockholders, see "Other Information -- Security Ownership of Certain Beneficial Owners and Management." The closing price of E.piphany's Common Stock on The Nasdaq Stock Market on the last trading day immediately prior to the Record Date was $79.7969 per share.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of E.piphany a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of proxy.

VOTING AND SOLICITATION

     Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters. The two candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes of the shares of E.piphany's outstanding Common Stock present or represented at the Annual Meeting will be elected. The ratification of the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 2000 will require the affirmative vote of a majority of the shares of E.piphany's outstanding Common Stock present or represented at the Annual Meeting.

     Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed proxies will be voted:

     - FOR the election of each of E.piphany's director nominees; and

     - FOR ratification of the appointment of Arthur Andersen LLP as E.piphany's independent auditors for the fiscal year ending December 31, 2000.

     No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

     The cost of this solicitation will be borne by E.piphany. E.piphany may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of E.piphany's directors, officers and regular employees, without additional compensation other than reimbursement of expenses, personally or by telephone, telegram or letter.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting; however, such votes are not deemed to be Votes Cast. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the Votes Cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of E.piphany's stockholders that are intended to be presented by such stockholders at E.piphany's next Annual Meeting of stockholders must be received by E.piphany at its principal executive offices, no later than December 26, 2000 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to such meeting.

     If you intend to present a proposal at E.piphany's Annual Meeting of stockholders to be held in 2001, but you do not intend to have it included in our 2001 Proxy Statement, you must deliver a copy of your proposal to E.piphany's General Counsel at our principal executive office listed above no later than March 3, 2001 and no earlier than February 1, 2001. If the date of E.piphany's 2001 Annual Meeting is more than 30 calendar days before or after the date of our 2000 Annual Meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2001 Annual Meeting. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

DIRECTORS

     E.piphany's Board of Directors is currently comprised of six members, divided into three classes with overlapping three-year terms. As a result, a portion of E.piphany's Board of Directors will be elected each year. Messrs. Lee and Siboni have been designated Class I directors, and their terms expire at this Annual Meeting of stockholders. Ms. Crowell and Mr. Mackenzie have been designated Class II directors, and their terms expire at the annual meeting of stockholders to be held in 2001. Messrs. Hazen and Joss have been designated Class III directors, and their terms expire at the annual meeting of stockholders to be held in 2002. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for E.piphany's two nominees named below, each of whom are currently directors of E.piphany. In the event that any nominee of E.piphany is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the 2002 Annual Meeting of stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

INFORMATION REGARDING NOMINEE DIRECTORS

     Two Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2003. The Board of Directors has nominated SAM H. LEE and ROGER S. SIBONI for re-election as Class I directors. Set forth below is certain information as of the Record Date regarding the nominees for Class I directors.

           NOMINEES FOR CLASS I DIRECTORS FOR A TERM EXPIRING IN 2003

                 NAME                   AGE                 POSITION
                 ----                   ---                 --------
Sam H. Lee............................  39     Director
Roger S. Siboni.......................  45     President, Chief Executive Officer
                                               and Chairman of the Board

     Sam H. Lee has served as a director of E.piphany since March 1997. Mr. Lee is a co-founder and general partner of Information Technology Ventures, a venture capital firm, a position he has held since June 1994. From June 1990 to May 1994, Mr. Lee served as vice president of Philadelphia Ventures, a venture capital firm. Mr. Lee serves on the board of directors of several private companies. Mr. Lee holds a Bachelor of Science degree in Electrical Engineering from Mississippi State University, a Masters of Engineering degree from Texas A&M University and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Roger S. Siboni has served as President, Chief Executive Officer and a member of the board of directors of E.piphany since August 1998. He has served as Chairman of the Board of Directors since December 1999. Prior to joining E.piphany, Mr. Siboni served as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting organization, from October 1996 to July 1998 and served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Cadence Design Systems, Inc., FileNET, Inc., Active Software and Pivotal Corporation. Mr. Siboni also serves as Chairman of the advisory board of the Haas Graduate School of Business at the University of California at Berkeley. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

REQUIRED VOTE

     The two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     E.PIPHANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION REGARDING OTHER DIRECTORS

     Set forth below is certain information as of the Record Date regarding each other incumbent director of E.piphany whose term of office continues after the Annual Meeting.

             INCUMBENT CLASS II DIRECTORS WHOSE TERM EXPIRE IN 2001

                  NAME                     AGE          POSITION
                  ----                     ---    ---------------------
Gayle Crowell............................  49     Chief Privacy Officer
                                                  and Director
Douglas. J. Mackenzie....................  40     Director

     Gayle Crowell has served as Chief Privacy Officer of E.piphany since March 2000 and as a member of the board of directors since February 2000. Ms. Crowell joined E.piphany as President, E.piphany.net and Executive Vice President, Marketing following its acquisition of RightPoint Software, Inc. on January 4, 2000. From January 1998 to December 1999, Ms. Crowell served as President, Chief Executive Officer and Director of RightPoint. Ms. Crowell was named Chairman of the Board of RightPoint in May 1998. From 1995 to 1998, Ms. Crowell served as senior vice president and general manager of worldwide field operations for Mosaix, Inc., a provider of enterprise customer management call-center solutions. From 1992 to 1995, Ms. Crowell served in senior executive sales and marketing roles with Recognition International, a document imaging and workflow software company. From 1990 to 1992, Ms. Crowell served in senior executive sales and marketing roles with Oracle Corporation, a database software company. From 1989 to 1990, Ms. Crowell was employed by DSC, a telecommunications hardware and software company and from 1985 through 1989, Ms. Crowell was employed by Cubix Corporation, a manufacturer of networking systems. She holds a B.S. degree from the University of Nevada, Reno.

     Douglas J. Mackenzie has served as a director of E.piphany since January 1998. Mr. Mackenzie has been a general partner of the venture capital firm of Kleiner Perkins Caufield & Byers since 1994. Mr. Mackenzie serves on the board of directors of Marimba, Inc., Pivotal Corporation and Visio Corporation. He also serves on the board of directors of several private companies. Mr. Mackenzie holds an A.B. in Economics from Stanford University, an M.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard University.

            INCUMBENT CLASS III DIRECTORS WHOSE TERM EXPIRE IN 2002

                        NAME                          AGE    POSITION
                        ----                          ---    --------
Paul M. Hazen.......................................  58     Director
Robert L. Joss......................................  58     Director

     Paul M. Hazen has served as a director of E.piphany since June 1999. Mr. Hazen serves as chairman of the board of directors of Wells Fargo & Co., a position he has held since January 1995. Mr. Hazen also served as Chief Executive Officer of Wells Fargo & Co., a national bank, from January 1995 to November 1998 and as President and Chief Operating Officer from July 1984 to January 1995. Mr. Hazen serves on the board of directors of Safeway, Inc., Phelps Dodge Corporation, and Vodafone Group, plc. Mr. Hazen holds a B.S. in Finance from the University of Arizona and an M.B.A. from the University of California at Berkeley.

     Robert L. Joss has served as a director of E.piphany since June 1999. Mr. Joss has been dean of the Graduate School of Business at Stanford University since September 1, 1999. From January 1993 to June 1999, Mr. Joss served on the Board of Directors of Westpac Banking Corporation, a banking and financial services company. From February 1993 to February 1999, Mr. Joss also served as Chief Executive Officer of Westpac Banking Corporation. Mr. Joss holds a B.A. in Economics from the University of Washington and an M.B.A. and Ph.D. in Finance from Stanford University.

     There are no family relationships among any of the directors, officers or key employees of E.piphany.

BOARD MEETINGS AND COMMITTEES

     E.piphany's Board of Directors held a total of nine meetings during the year ended December 31, 1999. Except for director Douglas J. Mackenzie, who attended 66% of the aggregate of all meetings of the Board of Directors, all director nominees and incumbent directors who served as a director during fiscal 1999 attended no less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which such director served, if any, during fiscal 1999. The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee or a committee performing the functions of a nominating committee.

     E.piphany established an Audit Committee in June 1999. The Audit Committee of the Board of Directors currently consists of Messrs. Lee and Hazen. No meetings were held during the seven-month period in which the Audit Committee was in existence in fiscal 1999. The Audit Committee reviews the internal accounting procedures of E.piphany and consults with and reviews the services provided by E.piphany's independent accountants.

     E.piphany established the Compensation Committee in June 1999. The Compensation Committee of the Board of Directors currently consists of Messrs. Mackenzie and Joss. The Compensation Committee held two meetings during the seven-month period in which it was in existence in fiscal 1999. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of employees of E.piphany.

     E.piphany established the Employee Option Committee in October 1999. The Employee Option Committee of the Board of Directors currently consists solely of Mr. Siboni. The Employee Option Committee determines stock option grants for employees of E.piphany who are not executive officers.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from E.piphany for their service as members of the Board of Directors. Under E.piphany's 1999 Stock Plan, directors are eligible to receive stock option grants at the discretion of the Board of Directors or other administrator or the plan.

     During fiscal 1999, the board granted to each of Messrs. Hazen and Joss options to purchase 25,000 shares of common stock with an exercise price of $6.00 per share and an additional 25,000 shares with an exercise price of $11.00 per share.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent auditors, to audit the consolidated financial statements of E.piphany for the fiscal year ending December 31, 2000 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS E.PIPHANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth information with respect to E.piphany's current executive officers and directors.

        NAME           AGE                             POSITION
        ----           ---                             --------
Roger S. Siboni......  45    President, Chief Executive Officer and Chairman of the Board
                             of Directors
Gayle Crowell........  49    Chief Privacy Officer and Director
Kevin J. Yeaman......  33    Chief Financial Officer
Phillip M.             39    Executive Vice President, Product Development
  Fernandez..........
Anthony M. Leach.....  48    Executive Vice President, Operations and Services
Karen A.               37    Executive Vice President, Worldwide Sales
  Richardson.........

     Roger S. Siboni has served as President, Chief Executive Officer and a member of the board of directors of E.piphany since August 1998. He has served as Chairman of the Board of Directors since December 1999. Prior to joining E.piphany, Mr. Siboni served as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting organization, from October 1996 to July 1998 and served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Cadence Design Systems, Inc., FileNET, Inc., Active Software and Pivotal Corporation. Mr. Siboni also serves as Chairman of the advisory board of the Haas Graduate School of Business at the University of California at Berkeley. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

     Gayle Crowell has served as Chief Privacy Officer of E.piphany since March 2000 and as a member of the board of directors since February 2000. Ms. Crowell joined E.piphany as President, E.piphany.net and Executive Vice President, Marketing following its acquisition of RightPoint Software, Inc. on January 4, 2000. From January 1998 to December 1999, Ms. Crowell served as President, Chief Executive Officer and Director of RightPoint. Ms. Crowell was named Chairman of the Board of RightPoint in May 1998. From 1995 to 1998, Ms. Crowell served as senior vice president and general manager of worldwide field operations for Mosaix, Inc., a provider of enterprise customer management call-center solutions. From 1992 to 1995, Ms. Crowell served in senior executive sales and marketing roles with Recognition International, a document imaging and workflow software company. From 1990 to 1992, Ms. Crowell served in senior executive sales and marketing roles with Oracle Corporation, a database software company. From 1989 to 1990, Ms. Crowell was employed by DSC, a telecommunications hardware and software company and from 1985 through 1989, Ms. Crowell was employed by Cubix Corporation, a manufacturer of networking systems. She holds a B.S. degree from the University of Nevada, Reno.

     Kevin J. Yeaman has served as Chief Financial Officer of E.piphany since August 1999, as Vice President, Finance and Administration of E.piphany from June 1999 to August 1999 and as Controller of E.piphany from August 1998 to June 1999. From February 1998 to August 1998, Mr. Yeaman served as Worldwide Vice President of Field Operations for Informix Software, Inc., a provider of relational database software. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG Peat Marwick LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. in Commerce from Santa Clara University and is a Certified Public Accountant in California.

     Phillip M. Fernandez has served as Executive Vice President, Product Development of E.piphany since April 1999. Prior to joining E.piphany, Mr. Fernandez served in several executive positions at Red Brick Systems Inc., a provider of database software. Mr. Fernandez served as Executive Vice President and Chief Operating Officer of Red Brick Systems Inc. from June 1998 to December 1998, as Senior Vice President of Products and Services from November 1996 to May 1998 and as Vice President of Product Development from December 1991 to October 1996. From January 1999 to March 1999, after Red Brick Systems, Inc. was acquired by Informix, Mr. Fernandez served as a consultant to Informix. Mr. Fernandez holds a B.A. in History from Stanford University.

     Anthony M. Leach has served as Executive Vice President, Operations and Services of E.piphany since January 1999. Prior to joining E.piphany, Mr. Leach was employed by Oracle Corporation, a database system and applications supplier, as Senior Vice President of Consulting Services for Europe, the Middle East and Africa from November 1994 to June 1997, and as Senior Vice President of World Wide Consulting from June 1997 to January 1999. From August 1975 to November 1994, Mr. Leach served with KPMG, an accounting and services firm, in Europe, and became a partner in the firm in 1984. Mr. Leach is a Fellow of the Institute of Management Accounts, and a Fellow of the Institute of Chartered Accountants in England and Wales.

     Karen A. Richardson has served as Executive Vice President, Worldwide Sales of E.piphany since June 1998. From November 1995 to May 1998, Ms. Richardson served as Vice President of Sales at Netscape Communications Corporation, an internet software company. From December 1994 to November 1995, Ms. Richardson served as Vice President of Sales at Collabra Software, Inc., a developer of groupware software. From November 1993 to September 1995, Ms. Richardson served as Vice President of Marketing at Be Incorporated, a provider of software operating systems for digital media applications. Ms. Richardson holds a B.S. in Industrial Engineering from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding beneficial ownership of E.piphany's common stock as of the Record Date by (i) each director of E.piphany, (ii) E.piphany's Chief Executive Officer and each of the four other most highly compensated executive officers of E.piphany's during fiscal 1999, (iii) all directors and executive officers of E.piphany as a group, and
(iv) all those known by E.piphany to be beneficial owners of more than five percent of outstanding shares of E.piphany's common stock. This table is based on information provided to E.piphany or filed with the Securities and Exchange Commission by E.piphany's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

     Unless otherwise indicated, the address of each stockholder listed in the following table is c/o E.piphany, Inc., 1900 South Norfolk Street, San Mateo, California 94403. Applicable percentage ownership in the following table is based on 32,444,364 shares of common stock outstanding as of the Record Date.

                                                         NUMBER OF
                                                    SHARES BENEFICIALLY    PERCENTAGE OF SHARES
                 NAME AND ADDRESS                          OWNED            BENEFICIALLY OWNED
                 ----------------                   -------------------    --------------------
Kleiner Perkins and Caufield & Byers(1)...........       3,959,291                 12.2%
  2750 Sand Hill Road
  Menlo Park, California 94025
Information Technology Ventures(2)................       3,547,296                 10.9
  3000 Sand Hill Road
  Building 1, Suite 280
  Menlo Park, California 94025
Eliot L. Wegbreit(3)..............................       1,958,238                  6.0
Steven G. Blank(4)................................       1,727,553                  5.3
Roger S. Siboni(5)................................       1,440,000                  4.4
Gayle Crowell(6)..................................         294,828                    *
Kevin J. Yeaman(7)................................         101,250                    *
Phillip M. Fernandez(8)...........................         225,000                    *
Anthony M. Leach..................................         303,750                    *
Karen A. Richardson(9)............................         229,358                    *
Douglas J. Mackenzie(10)..........................       3,959,291                 12.2
Sam H. Lee(11)....................................       3,547,296                 10.9
Paul M. Hazen(12).................................          60,000                    *
Robert L. Joss(13)................................          60,000                    *
All directors and officers as a group (10
  persons)(14)....................................      10,220,773                 31.1

---------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 3,648,882 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 211,426 shares held by KPCB VIII Founders Fund, L.P., and 98,983 shares held by KPCB Information Services Zaibatsu Fund II, L.P. The general partner of Kleiner Perkins Caufield & Byers VIII, L.P. and KPCB VIII Founders Fund, L.P. is KPCB VIII Associates, L.P. The general partner of KPCB Information Sciences Zaibatsu Fund II, L.P. is KPCB VII Associates, L.P. Douglas J. Mackenzie, a member of the board of directors of E.piphany, is a general partner of both KPCB VIII Associates, L.P. and KPCB VII Associates, L.P.

 (2) Includes 3,455,158 shares held by Information Technology Ventures, L.P. and 92,138 shares held by ITV Affiliates Fund, L.P. The general partner of each of these two limited partnerships is ITV Management, L.L.C. Sam H. Lee, a member of the board of directors of E.piphany, is a principal member of ITV Management L.L.C.

 (3) 1,882,418 shares are held by Eliot L. Wegbreit as trustee of the Wegbreit Trust, 625 shares are held by David Abraham Weigbert Trust, Eliot L. Wegbreit and Beth A. Wegbreit trustees, and 625 shares are held by Jennifer Allison Wegbreit. Dr. Wegbreit served as chairman of the board of directors of E.piphany from December 1996 to December 1999. Dr. Wegbreit co-founded E.piphany in November 1996 and also served as Chief Executive Officer and Chief Financial Officer of E.piphany from December 1996 to May 1998 and as Executive Vice President, Research and Development from May 1998 to April 1999.

 (4) Includes 31,063 shares held by Steven G. Blank as Trustee of the Elliot-Blank Revocable Trust, 33,594 shares held by David Elliot as Trustee of the Katherine Elliot Blank Trust and 33,594 shares held by David Elliot as Trustee of the Sarah Elliot Blank Trust. Mr. Blank disclaims beneficial ownership of the shares held by the Katherine Elliot Blank and Sarah Elliot Blank Trusts. Mr. Blank served as Executive Vice President of Marketing of E.piphany from May 1998 to August 1999. Mr. Blank also co-founded E.piphany in November 1996 and served as President of E.piphany from its founding until May 1998.

 (5) Includes 866,666 shares subject to repurchase by E.piphany as of March 31, 2000. E.piphany's right of repurchase lapses as to 33,333 shares per month for Mr. Siboni.

 (6) Includes 57,804 shares issuable upon exercise of currently exercisable stock options.

 (7) Includes 76,250 shares issuable upon exercise of currently exercisable stock options.

 (8) Includes 225,000 shares issuable upon exercise of currently exercisable stock options.

 (9) Includes 15,146 shares issuable upon exercise of currently exercisable stock options.

(10) All 3,959,291 shares are held by entities associated with Kleiner Perkins Caufield & Byers, a venture capital firm (see footnote (1) above). Mr. Mackenzie disclaims beneficial ownership of the shares held by the entities associated with Kleiner Perkins Caufield & Byers except for his monetary interest arising from his general partnership interest in the entities.

(11) All 3,547,296 shares are held by entities associated with ITV Management, L.L.C., a venture capital firm. Mr. Lee disclaims beneficial ownership of the shares held by the entities associated with ITV Management, L.L.C. except for his monetary interest arising from his principal membership interest in ITV Management, L.L.C.

(12) Includes 50,000 shares issuable upon exercise of currently exercisable stock options.

(13) Includes 50,000 shares issuable upon exercise of currently exercisable stock options.

(14) Includes the information contained in footnotes 5 to 13 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a description of transactions from January 1, 1999 to April 25, 2000 in which we have been a party, the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements that are otherwise required to be described.

     On August 6, 1999, Steven G. Blank, who was at the time E.piphany's Executive Vice President and a holder of more than 5% of E.piphany's stock, resigned from E.piphany to pursue other interests. In connection with Mr. Blank's resignation, E.piphany repurchased 125,000 shares of his common stock for a total purchase price of $62.50. In accordance with the terms of his stock purchase agreement, Mr. Blank's remaining shares of common stock are no longer subject to E.piphany's repurchase right.

     EMPLOYEE LOANS

     In connection with hiring of Mr. Siboni as E.piphany's President and Chief Executive Officer, Mr. Siboni was offered a loan of up to $250,000 per year for two years, drawable monthly. Mr. Siboni is currently drawing down this loan at a rate of $20,833 per month. The loan accrues interest at a rate of 5.6% compounded monthly. In January 2000, the board of directors awarded Mr. Siboni a bonus of $175,000 and applied this bonus to the outstanding balance. As of March 31, 2000, the total outstanding principal amount of this loan is $63,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires E.piphany's officers and directors, and persons who own more than ten percent (10%) of a registered class of E.piphany's equity securities, to file certain reports regarding ownership of, and transactions in, E.piphany's securities with the Securities and Exchange Commission. Such officers, directors, and 10% shareholders are also required to furnish E.piphany with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to E.piphany pursuant to Rule 16a-3(e) of Regulation S-K, E.piphany believes that during fiscal year 1999, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of E.piphany's Common Stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that Kevin J. Yeaman filed one Form 4 with respect to the sale of 11,250 shares one day after the applicable deadline and Robert L. Joss filed one Form 4 with respect to the purchase of 10,000 shares one day after the applicable deadline.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below summarizes the compensation earned for services rendered to E.piphany in all capacities for the fiscal years ended December 31, 1998 and 1999 by E.piphany's Chief Executive Officer and E.piphany's next four most highly compensated executive officers who earned more than $100,000 during fiscal 1999. These executives are referred to as the Named Executive Officers elsewhere in this Proxy Statement.

                                                  ANNUAL                     LONG-TERM
                                               COMPENSATION             COMPENSATION AWARDS
                                      -------------------------------   -------------------
                                      FISCAL                                SECURITIES         ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR       SALARY       BONUS    UNDERLYING OPTIONS    COMPENSATION
    ---------------------------       ------   ------------   -------   -------------------   ------------
Roger S. Siboni.....................   1999      $250,000          --              --           $  2,922
  President, Chief Executive Officer
     and............................   1998       104,166          --              --            178,867
  Chairman of the Board of Directors
Kevin J. Yeaman.....................   1999       133,333      35,417          50,000                 --
  Chief Financial Officer              1998        52,083          --          62,500                 --
Phillip M. Fernandez................   1999       138,750      98,438         225,000                 --
  Executive Vice President, Product
     Development
Anthony M. Leach....................   1999       172,500     112,250         337,500                 --
  Executive Vice President,
     Operations and Services
Karen A. Richardson.................   1999       150,000     224,389          30,292                 --
  Executive Vice President,
     Worldwide Sales                   1998        84,712      61,909         242,500                 --

     The other compensation paid to Mr. Siboni in 1998 represents amounts loaned to Mr. Siboni in connection with his relocation to E.piphany in 1998, plus accrued interest through December 31, 1998. The other compensation paid to Mr. Siboni in 1999 represents accrued interest on Mr. Siboni's relocation loan from January 1, 1999 to March 31, 1999. As provided in Mr. Siboni's employment agreement, these amounts were forgiven by us on March 31, 1999. Mr. Fernandez and Mr. Leach joined E.piphany in 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 0%, 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 3,436,078 shares to employees, directors and consultants. All options were granted under our 1997 stock option plan and our 1999 stock plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the option holder to us or delivery of already-owned shares of our common stock. All options listed below are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by us at their cost if the optionee's service with us terminates. All option shares listed in the table below vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.

                                                     INDIVIDUAL GRANTS
                                ------------------------------------------------------------
                                                % OF
                                               TOTAL
                                  NUMBER      OPTIONS                                            POTENTIAL REALIZABLE VALUE AT
                                    OF       GRANTED TO                DEEMED                    ASSUMED ANNUAL RATES OF STOCK
                                SECURITIES   EMPLOYEES                VALUE PER                  PRICE APPRECIATION FOR OPTION
                                UNDERLYING    IN LAST     EXERCISE    SHARE ON                                TERM
                                 OPTIONS       FISCAL     PRICE PER    DATE OF    EXPIRATION   ----------------------------------
             NAME                GRANTED        YEAR        SHARE       GRANT        DATE         0%          5%          10%
             ----               ----------   ----------   ---------   ---------   ----------   --------   ----------   ----------
Roger S. Siboni...............        --          --           --          --            --          --           --           --
Kevin J. Yeaman...............    12,500        0.36%      $ 4.00      $ 6.40        5/4/09    $ 30,000   $   80,312   $  157,499
                                  12,500        0.36        11.00       11.00       7/28/09          --       86,473      219,140
                                  25,000        0.73        11.00       11.00       9/17/09          --      172,946      438,279
Phillip M. Fernandez..........   225,000        6.55         2.70        5.08       3/17/09     535,500    1,254,530    2,357,148
Anthony M. Leach..............   337,500        9.82         2.00        3.91       1/18/09     644,625    1,474,530    2,747,767
Karen A. Richardson...........    15,146        0.44         6.40        6.40       6/30/09          --       60,962      154,488
                                  15,146        0.44        62.63       62.63      10/13/09          --      596,566    1,511,815

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

     The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $223.125 per share, the closing price of our common stock on the Nasdaq Stock Market's National Market as of December 31, 1999, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. Options were granted under our 1997 stock option plan or 1999 stock plan. All options listed below are immediately exercisable; however, as a condition of exercise, the optionee must enter into a restricted stock purchase agreement granting us the right to repurchase any unvested portion of the shares issuable by such exercise at their cost in the event of the optionee's termination of employment. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      NUMBER OF                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                       SHARES                            DECEMBER 31, 1999             DECEMBER 31, 1999
                                     ACQUIRED ON                    ---------------------------   ---------------------------
               NAME                   EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------   --------------   -----------   -------------   -----------   -------------
Roger S. Siboni....................         --               --            --          --                  --        --
Kevin J. Yeaman....................     25,000       $   82,750        87,500          --         $19,038,438        --
Phillip M. Fernandez...............         --               --       225,000          --          49,595,625        --
Anthony M. Leach...................    337,540        3,037,500            --          --                  --        --
Karen A. Richardson................    121,500          704,700        30,292          --           5,713,374        --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     In 1999, the compensation committee consisted of Douglas J. Mackenzie and Robert L. Joss, neither of whom was an employee or former employee of E.piphany or any of its subsidiaries during the year. The compensation committee has overall responsibility for E.piphany's executive compensation policies and practices. The role of the compensation committee is to establish and recommend salaries and other compensation paid to executive officers of E.piphany and to administer E.piphany's stock plans. The compensation committee's functions include:

     - Evaluating management's performance

     - Determining the compensation of E.piphany's Chief Executive Officer

     - Reviewing and approving all executive officers' compensation, including salary and bonuses, and

     - Establishing and administering compensation plans including granting awards under E.piphany's stock option plans to its employees.

     The compensation committee has provided the following report on the compensation policies as they apply to E.piphany's executive officers and the relationship of E.piphany's performance to executive compensation.

OVERVIEW OF COMPENSATION POLICIES

     E.piphany's compensation policies are designed to address a number of objectives, including attracting and retaining superior staff, rewarding performance and motivating executive officers to achieve significant returns for stockholders. To promote these policies, the committee implemented a compensation program that is comprised of the following principal elements:

     - Basic Salary

     - Cash Incentives (Bonuses)

     - Equity Incentives (stock awards), and

     - Benefits.

     When establishing salaries, bonus levels and stock-based awards for each of the executive officers, the compensation committee considers the recommendations of the Chief Executive Officer, the officer's role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions of comparable companies. The compensation committee generally sets the compensation of the officers at levels that are competitive with E.piphany's competitors. When setting the compensation of each of the executive officers, the compensation committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The compensation committee does, however, give significant consideration to the recommendation of the Chief Executive Officer.

     The Importance of Ownership -- A fundamental tenet of E.piphany's compensation policy is that significant equity participation creates a vital long-term partnership between management and other stockholders. Through its employee stock plans and agreements the benefits of equity ownership are extended to E.piphany's executive officers and employees. As of April 14, 2000, E.piphany's directors and executives owned an aggregate of 9,908,611 shares and had the right to acquire an aggregate of 374,200 additional shares upon the exercise of employee stock options, exercisable on or before June 13, 2000. Of the options exercisable, approximately 85% of the shares are unvested shares and therefore repurchasable by E.piphany in the event of a terminations

FISCAL 1999 EXECUTIVE OFFICER COMPENSATION PROGRAM

     The components of the executive compensation program are described below:

     Base Salary -- E.piphany believes that base salary is frequently a significant factor in attracting, motivating and retaining skilled executive officers. Accordingly, the compensation committee reviews base salaries of executive officers annually and generally sets the base salary of its executive offices at or near the average of the levels paid by companies with comparable
revenues either engaged in the                industry or located in the San
Francisco bay area. In addition, the compensation committee evaluates the specific job functions and past performance of individual officers.

     Bonus Program -- E.piphany maintains a cash incentive bonus program to reward executive officers for attaining defined performance goals. Although bonuses are based primarily on company-wide performance targets, significant weight is also given to individual performance. The compensation committee sets target bonuses in the first half of each year based upon the recommendation of the Chief Executive Officer and bonuses are paid semi-annually.

     Stock Option Grants -- In 1999, the compensation committee granted options to purchase common stock which in the aggregate represented rights to purchase 642,792 shares under E.piphany's stock option plans to executive officers. The compensation committee determined the number of options granted to executive officers primarily by evaluating each officer's (1) respective job responsibilities, (2) past performance, (3) expected future contributions, (4) existing stock and unvested option holdings, (5) potential reward to the executive officer if the stock price appreciates in the public market and (6) management tier classification. Option grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. The compensation committee believes that these stock option grants will more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives.

     Benefits -- In 1999, E.piphany offered benefits to its executive officers that were substantially the same as those offered to all of the E.piphany employees. These benefits included:

     - 401(k) plan

     - Medical and Dental Insurance

     - Employee Stock Purchase Plan

     - Life and Disability Insurance, and

     - Vision Service Plan.

     Chief Executive Officer's Compensation -- In 1999, Rogers S. Siboni served as E.piphany's President and Chief Executive Officer. In 1999, Mr. Siboni's salary, which is provided for in his employment agreement, was $250,000 per year. In determining Mr. Siboni's salary, the compensation committee considered the same criteria it considered with respect to the other executive officers. The compensation committee noted that in 1999, under Mr. Siboni's leadership,
E.piphany:

     - Successfully completed the initial public offering of its common stock

     - Successfully negotiated the acquisition agreement of RightPoint Software, Inc

     - Significantly increased the number of Fortune 500 and leading emerging internet customers

     - Released significant new versions of E.piphany's products, and

     - Increased revenues from $3.4 million in 1998 to $19.2 million in 1999.

     Tax Law Limits on Executive Compensation and Policy on Deductibility of Compensation -- Section 162(m) of the Internal Revenue Code provides that a company may not take a tax deduction for that portion of the annual compensation paid to an executive officer in excess of $1 million, unless certain exemption requirements are met. E.piphany's stock option plans are designed to meet the exemption requirements of Section 162(m). The compensation committee has determined at this time not to seek to qualify E.piphany's remaining executive officer compensation programs under Section 162(m). None of the compensation paid to the Company's executive officers in 1999 was subject to Section 162(m).

     Conclusion -- All aspects of E.piphany's executive compensation are subject to change at the discretion of the compensation committee. The compensation committee will monitor E.piphany's executive compensation on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with E.piphany's annual and long-term strategic objectives.

                                          Members of the compensation committee

                                          Douglas J. Mackenzie
                                          Robert L. Joss

                                 OTHER MATTERS

     E.piphany knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          Roger S. Siboni
                                          President, Chief Executive Officer
                                          and Chairman of the Board

Dated: April 25, 2000

SKU# 1921-PS-00

                                     PROXY

                                E.PIPHANY, INC.

           1900 SOUTH NORFOLK STREET, SUITE 310, SAN MATEO, CA 94403

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF E.PIPHANY, INC.
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 31, 2000

     The undersigned holder of Common Stock, par value $.0001, of E.piphany, Inc. (the "Company") hereby appoints Roger S. Siboni and Kevin J. Yeaman, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 31, 2000 at 10:00 a.m. local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, and at any subsequent adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSAL 2.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

-------------                                                      -------------
 SEE REVERSE      (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)      SEE REVERSE
    SIDE                                                               SIDE
-------------                                                      -------------

[X] Please mark
    votes as in
    this example.

                                                                                                         FOR     AGAINST    ABSTAIN
1.  To elect the following directors to serve              2.  To ratify the appointment of Arthur       [ ]       [ ]        [ ]
    for a term ending upon the Annual Meeting                  Andersen LLP as the Company's
    of Stockholders to be held in 2003 or until                independent public accountants for the
    their successors are elected are qualified:                fiscal year ending December 31, 2000.

    Nominees:  (1) Sam H. Lee and (2) Roger S. Siboni      In their discretion, the proxies are authorized
                                                           to vote upon such other business as may properly
                    FOR                 WITHHELD           come before the Annual Meeting.
                    [ ]                   [ ]

    [ ]
       ----------------------------------------------
          For all nominees except as noted above

                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                           The undersigned acknowledges receipt of the accompanying
                                                           Notice of Annual Meeting of Stockholders and Proxy Statement.

                                                           Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature:                                Date:           Signature:                                       Date:
          -----------------------------         -------               ----------------------------------         -------